Exhibit 99.1

March 1, 2024	Analyst Contact:	Erin Dailey 918-947-7411
	Media Contact:	Dawn Tripp 913-660-4679

Kansas Gas Service Prioritizes Safety and Reliability
in Rate Review Request

OVERLAND PARK, Kan. – March 1, 2024 – Kansas Gas Service, a division of ONE Gas, Inc., announced today that it has filed a request with the Kansas Corporation Commission (KCC) to increase its rates to recover the investments made to maintain a safe, reliable and environmentally responsible natural gas distribution system across Kansas.

"We’re committed to safety, improving our system and the reliable delivery of natural gas, even in challenging weather like Winter Storm Uri in 2021 and Winter Storm Gerri this past January," said Sean Postlethwait, vice president of operations for Kansas Gas Service. “During these extraordinary winter events, our team worked around the clock to provide reliable natural gas service to more than 647,000 customer homes and businesses in 360 communities across Kansas.”

The filing includes an increase in net base rates of $58 million. It also proposes new residential rate options that align with the energy used and give customers more control of their bills. If approved, the average monthly residential bill will increase by approximately $6.71 for customers who use less natural gas and $9.48 for those who use more natural gas.

This filing does not impact the portion of the bill associated with the cost of gas, which represented 52% of the average residential bill in 2023. The cost of gas continues to be competitively bid and then passed through to customers with no markup.

In Kansas, natural gas maintains a sizable cost advantage of approximately 3-to-1 when comparing electricity's average price and equivalent energy value to natural gas. Lower energy costs mean families have more money to meet their everyday needs.

"Our employees work hard to manage our expenses to help keep energy costs at reasonable rates,” continued Postlethwait. “We are here to assist our customers with programs to manage their monthly bills and provide helpful energy-saving tools."

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service’s filing. For additional information about the filing, helpful energy-saving tips and payment options available, visit kansasgasservice.com/ratecase.

About Kansas Gas Service

Exhibit 99.1
Kansas Gas Service provides a reliable and affordable energy choice to more than 647,000 customers in Kansas and is the largest natural gas distributor in the state, in terms of customers.

Headquartered in Overland Park, Kansas Gas Service is a division of ONE Gas, Inc. (NYSE: OGS), a 100-percent regulated natural gas utility that trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

For more information and the latest news about Kansas Gas Service, visit kansasgasservice.com and follow its social channels: @KansasGas, Facebook, Nextdoor, LinkedIn and YouTube.
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